Exhibit 10.31

Director Form

TERMS AND CONDITIONS

AWARD NOTICE AND AGREEMENT FOR STOCK OPTION GRANT

Beckman Coulter, Inc. maintains its 2007 Long-Term Performance Plan (the “Plan”) which is incorporated into and forms a part of the Award Notice and Agreement (“Award Agreement”) and under which this grant of a stock option (the “Option”) is made. These Terms and Conditions are also incorporated into and form a part of the Award Agreement. Unless otherwise expressly defined herein, all capitalized terms used in the Award Agreement shall have the same meaning assigned them in the Plan. The pronoun “you” used in this document refers to the grantee (or, as applicable, to the legal representative or other person or persons entitled to exercise under provisions relating to the death or incapacity of the grantee).

1. Vesting. Subject to earlier termination as provided in Section 4 below, the Option shall vest and become nonforfeitable with respect to 100% of the total number of shares subject to the Option (subject to adjustment under Section 7.2 of the Plan) on the first anniversary of the date the Option is granted. The Option may be exercised only to the extent the Option is vested and exercisable.

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Cumulative Exercisability. To the extent that the Option is vested and exercisable, you have the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the Option.

•	No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

•	Nonqualified Stock Option. The Option is a nonqualified stock option and is not, and shall not be, an incentive stock option within the meaning of Section 422 of the Code.

2. Continuance of Service. You agree to serve as a member of the Board in accordance with the Corporation’s Certificate of Incorporation, bylaws and applicable law. The vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under the Award Agreement. Service for only a portion of any vesting period, even if a substantial portion, will not entitle you to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of services as provided in Section 4 below or under the Plan. Nothing contained in the Award Agreement or the Plan constitutes a continued service commitment by the Corporation or interferes with the right of the Corporation to increase or decrease your compensation from the rate in existence at any time.

3. Method of Exercise of Option.

The Option shall be exercisable by the delivery to the Secretary of the Corporation (or such other person as the Administrator may require pursuant to such administrative exercise procedures as the Administrator may implement from time to time) of:

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a written notice stating the number of Common Shares to be purchased pursuant to the Option or by the completion of such other administrative exercise procedures as the Administrator may require from time to time,

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payment in full for the purchase price of the Common Shares to be purchased in cash, check or by electronic funds transfer to the Corporation, or (subject to compliance with all applicable laws, rules, regulations and listing requirements and further subject to such rules as the Administrator may adopt as to any non-cash payment) in Common Shares already owned by you, valued at their Fair Market Value on the exercise date;

•	any written statements or agreements required pursuant to Section 10.1 of the Plan; and

•	satisfaction of the tax withholding provisions of Section 5.7 of the Plan.

The Administrator also may, but is not required to, authorize a non-cash payment alternative by notice and third party payment in such manner as may be authorized by the Administrator.

4. Early Termination of Option. The Option, to the extent not previously exercised, and all other rights hereunder, whether vested and exercisable or not, shall terminate and become null and void upon the earliest of the following:

•	the Expiration Date, or

•	the termination of the Option in connection with a Change in Control Event or certain similar reorganization events as provided in Section 7 of the Plan.

5. Restrictions on Transfer. Neither the Option, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

6. Notices. Any notice to be given under the terms of the Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to you at your last address reflected on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be given only when received, but if you are no longer a member of the Board, shall be deemed to have been duly given by the Corporation when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

7. Plan. The Option and all of your rights under the Award Agreement are subject to, and you agree to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by reference. In the event of a conflict or inconsistency between the terms and conditions of the Award Agreement and of the Plan, the terms and conditions of the Plan shall govern. You acknowledge having read and understanding the Plan, the Prospectus for the Plan, and the Award Agreement. Unless otherwise expressly provided in other sections of the Award Agreement, provisions of the Plan that confer discretionary authority on the Administrator do not (and shall not be deemed to) create any rights in you unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Administrator so conferred by appropriate action of the Administrator under the Plan after the date hereof.

8. Entire Agreement. The Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and the Award Agreement may be amended pursuant to Section 8 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect your interests hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

9. Section Headings. The section headings of the Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

10. Governing Law. The Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

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